OFFICER'S CERTIFICATE
ARCap SERVICING, INC.

The undersigned, James L. Duggins, the President of ARCap Servicing, Inc., the
Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of May 1, 2002, relating to the J.P. Morgan
Chase Commercial Mortgage Securities Corp. Commercial Mortgage Pass-Through
Certificates Series 2004-C2, hereby certifies as follows:

1.
a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2004 has been made under the undersigned's supervision;

2.
to the best of the undersigned's knowledge, based on such review, the Special Servicer has maintained an effective internal control system relating to its servicing of the
Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout such calendar year 2004; and

3.
the Special Servicer has received no notice regarding qualification, or challenging the status of either Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a
REMIC from the Internal Revenue Service or any other governmental agency or body.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 7 day of March, 2005, I have hereunto signed my name.

ARCap SERVICING, INC.,
a Delaware corporation
BY: /s/ James L. Duggins
James L. Duggins, President